EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Sound Advice, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 of Sound Advice, Inc. of our report dated April 23, 1999, relating to the consolidated balance sheets of Sound Advice, Inc. and subsidiary (the "Company") as of January 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cah flows for the year ended January 31, 1999, the seven-month period ended January 31, 1998 report on Form 10-K of Sound Advice, Inc. and subsidiary.



/s/ KPMG LLP


Fort Lauderdale, Florida
April 30, 1999